ADDvantage Technologies Reports Financial Results for the Second Quarter Fiscal 2021

Carrollton, Texas, May 13, 2021 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today reported its financial results for the three- and six-month periods ended March 31, 2021.

“Late in the second fiscal quarter, we began to see a clear and significant ramp in the number of 5G and 4G site awards from multiple carriers with multiple awards in both existing and net new markets throughout the greater Midwest and Southwest regions,” commented Joe Hart, Chief Executive Officer. “The awards were either for prepping for the 5G transformation by decommissioning and removing older technologies to make room for new 5G installations or greenfield sites for installing new 5G radios and antennas. In addition, we continue to see insatiable wireless capacity demands as we continue to earn awards for installing additional 4G frequencies. These notice of awards, and in some cases the initial purchase orders, represent the long-awaited ramp up of Wireless construction activity related to 5G in our Central Region markets.”

“This encouraging progress gives us confidence that our growth and investment strategy for our wireless segment in the second half of calendar 2021 is starting to pay off,” continued Mr. Hart. “Based on the specific schedules provided by our both our Wireless Carrier and OEM customers, we expect these awards will benefit us starting in our FY21 Q4 timeframe.”

“During our FY21 Q3, we expect incremental, phased awards, resulting in additional clarity regarding the magnitude of the 5G and 4G work. We expect to be able to report a growing backlog of assigned tower work, demonstrating the progress we have made and positioning us for a strong FY21 Q4 and an exciting FY22.”

Financial Results for the Three Months Ended March 31, 2021
Sales increased $0.7 million, or 6%, to $12.7 million for three months ended March 31, 2021 from $12.0 million for the three months ended March 31, 2020.  The increase in sales was due to increased sales in the Telco segment of $1.0 million partially offset by a decrease in Wireless segment sales of $0.3 million.
Gross profit increased $3.6 million for three months ended March 31, 2021 to $3.2 million compared to a deficit of $0.4 million for the same period last year. The increases in gross profit were due to an increase in the Telco segment of $2.3 million, and a Wireless segment increase of $1.3 million. The three months ended March 31, 2020 included an inventory obsolescence charge in the Telco segment of $2.1 million.
Operating expenses include indirect costs associated with operating our business such as indirect personnel, facilities, vehicles, insurance, communication, and business taxes. Operating expenses remained consistent at approximately $2.2 million for the three months ended March 31, 2021 and $2.1 million the same period last year.
Consolidated selling, general and administrative ("SG&A") expenses include overhead, which consist of personnel, insurance, professional services, communication, and other cost categories. SG&A expense increased $0.9 million, or 30%, to $3.8 million for the three months ended March 31, 2021 from $2.9 million for the same period last year. The increase in SG&A relates to increased personnel costs such as non-cash stock compensation of $0.1 million, executive severance of $0.2 million, as well as computing and communications costs of approximately $0.2 million, and $0.4 million of increased selling costs compared to the same period last year.
Net loss for the three months ended March 31, 2021 was $3.1 million, or a loss of $0.25 per diluted share, an improvement of $11.4 million compared with a net loss of $14.7 million, or a loss of $1.41 per diluted share for the same quarter last year. Net loss for the three-month period ended March 21, 2020 included $8.7 million in impairment charges related to intangible assets including goodwill, and inventory obsolescence $2.1 million.

Adjusted EBITDA loss for three months ended March 31, 2021 was $2.5 million compared with an Adjusted EBITDA loss of $5.4 million for the same quarter last year. Adjusted EBITDA loss for the three months ended March 31, 2020 included an inventory obsolescence charge of $2.1 million.

Financial Results for the Six Months Ended March 31, 2021

Sales decreased $0.5 million, or 2%, to $25.4 million for the six months ended March 31, 2021 from $25.9 million for the six months ended March 31, 2020. The decrease in sales was primarily in the Wireless segment, which decreased $1.9 million, partially offset by an increase in sales from the Telco segment of $1.4 million.

Gross profit increased $3.7 million, or 116%, to $6.8 million for the six months ended March 31, 2021 from $3.2 million for the same period last year. The increase in gross profit was due to an increase in the Telco segment of $2.6 million, as well as an increase in the Wireless segment of $1.1 million.

Operating expenses decreased $0.1 million, or 1%, to $4.2 million for the six months ended March 31, 2021 from $4.3 million for the same period last year.

Selling, general and administrative expenses increased $1.3 million, or 23%, to $7.0 million for the six months ended March 31, 2021 from $5.7 million for the same period last year. General and administrative costs accounted for $0.7 million of the increase, while selling costs accounted for $0.6 million of the increase. The increase in G&A was due to increased personnel costs of $0.4 million and increased computing and communication costs of approximately $0.3 million.
Net loss for the six months ended March 31, 2021 was $5.0 million, or a loss of $0.41 per diluted share, an improvement of $11.4 million compared with a net loss of $16.4 million, or a loss of $1.58 per diluted share for the six months ended March 31, 2020. The six-month period during 2020 included impairment of intangibles including goodwill of $8.7 million and inventory reserve and net realizable value adjustments totaling $2.1 million.
Adjusted EBITDA loss for the six months ended March 31, 2020 was $3.8 million compared with an Adjusted EBITDA loss of $6.7 million for the same quarter last year. Adjusted EBITDA loss for the six months ended March 31, 2020 included an inventory obsolescence charge of $2.1 million.

Balance sheet
Cash and cash equivalents were $5.2 million as of March 31, 2021, compared with $8.4 million as of September 30, 2020. As of March 31, 2021, the Company had net inventories of $5.7 million, compared with $5.6 million as of September 30, 2020.

Outstanding debt decreased during the six month period ended March 31, 2021 by $1.0 million to $7.0 million, which is comprised of $2.8 million on a revolving line of credit, $2.9 million of notes payable under our Payroll Protection Program (PPP) loan, and $1.3 million in financing leases. At September 30, 2020 outstanding debt was $8.0 million. The Company has applied for forgiveness of the PPP loan. Our lender reviewed our application and forwarded to the SBA for approval.

During the first quarter, the Company renewed its revolving bank line of credit for one year to a maturity date of December 17, 2021. As part of this renewal, capacity on the revolving bank line of credit remained $4.0 million, or the sum of 80% of eligible accounts receivable and 60% of eligible inventory, as defined in the loan agreement. As of March 31, 2021, $2.8 million has been drawn on the revolving bank line, with $1.2 million remaining eligibility. In combination with our operating cash of $4.9 million, the Company had $6.1 million of liquidity at March 31, 2021.
Earnings Conference Call

Date:                     Thursday, May 13, 2021
Time:                     5 p.m. Eastern
Toll-free Dial-in Number:            1-800-263-0877
International Dial-in Number:        1-646-828-8143
Conference ID:                5729134

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.

A replay of the conference call will be available through May 27, 2021.

Toll-free Replay Number:         1-844-512-2921
International Replay Number:         1-412-317-6671
Replay Passcode:             5729134

An online archive of the webcast will be available on the Company's website for 30 days following the call.
About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.
ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.
Cautions Regarding Forward-Looking Statements
The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.
-- Tables follow –

ADDvantage Technologies Group, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)
(Unaudited)

	March 31, 2021	September 30, 2020

Assets
Current assets:
Cash and cash equivalents	$4,949	$8,265
Restricted cash	289	108
Accounts receivable, net of allowances of $250, respectively	4,617	3,968
Unbilled revenue	643	590
Promissory note, current	—	1,400
Income tax receivable	1,249	1,283
Inventories, net of allowances of $3,168 and $3,054, respectively	5,708	5,576
Prepaid expenses and other current assets	1,432	884
Total current assets	18,887	22,074

Property and equipment, at cost	4,661	4,220
Less: Accumulated depreciation	(2,010)	(1,586)
Net property and equipment	2,651	2,634
Right-of-use assets	3,249	3,758
Promissory note, long-term	2,270	2,375
Intangibles, net of accumulated amortization	1,266	1,425
Goodwill	58	58
Other assets	177	179
Total assets	$28,558	$32,503

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,353	$3,472
Accrued expenses	1,735	1,319
Deferred revenue	67	113
Bank line of credit	2,800	2,800
Note payable, current	1,930	1,709
Right-of-use lease obligations – current	1,241	1,275
Financing lease obligations – current	355	285
Other current liabilities	14	41
Total current liabilities	12,495	11,014
Financing lease obligations - long-term	883	791
Right-of-use lease obligations - long-term	2,729	3,310
Note payable, less current portion	986	2,440
Other liabilities	—	15
Total liabilities	17,093	17,570
Shareholders’ equity:
Common stock, $0.01 par value; 30,000,000 shares authorized; 12,413,372 shares issued and outstanding, and 11,822,009 shares issued and outstanding, respectively	124	118
Paid in capital	(1,023)	(2,567)
Retained earnings	12,364	17,382
Total shareholders’ equity	11,465	$14,933
Total liabilities and shareholders’ equity	$28,558	$32,503

ADDvantage Technologies Group, Inc.
Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Sales	$12,667	$11,959	$25,416	$25,921
Cost of sales	9,486	12,398	18,606	22,768
Gross profit	3,181	(439)	6,810	3,153
Operating expenses	2,167	2,143	4,224	4,278
Selling, general and administrative expenses	3,757	2,899	6,972	5,676
Impairment of intangibles including goodwill	—	8,714	—	8,714
Depreciation and amortization expense	304	508	585	955
(Gain) Loss on disposal of assets	—	(24)	(10)	(28)
Loss from operations	(3,047)	(14,679)	(4,961)	(16,442)
Other income (expense):
Interest income	33	86	81	175.303
Income from equity method investment	—	19	—	41
Other expense, net	(8)	(28)	(27)	(86)
Interest expense	(42)	(59)	(110)	(82)
Total other income (expense), net	(17)	18	(56)	48

Loss before income taxes	(3,064)	(14,661)	(5,017)	(16,394)
Benefit for income taxes	—	—	—	(15)
Net loss	$(3,064)	$(14,661)	$(5,017)	$(16,379)

Basic and diluted loss per share:
Net loss	$(0.25)	$(1.41)	$(0.41)	$(1.58)
Shares used in per share calculation:
Basic and diluted	12,416,594	10,423,514	12,281,721	10,392,404

Non-GAAP Financial Measure
Adjusted EBITDA is a supplemental, non-GAAP financial measure. EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA as presented also excludes restructuring charge, stock compensation expense, other income, other expense, interest income and income from equity method investment. Adjusted EBITDA is presented below because this metric is used by the financial community as a method of measuring our financial performance and of evaluating the market value of companies considered to be in similar businesses. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA may not be comparable to similarly titled measures employed by other companies. In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.
The following table provides a reconciliation by segment of loss from operations to Adjusted EBITDA for the three and six month periods ended March 31, 2021 and March 31, 2020, in thousands:

	Three Months Ended March 31, 2021			Three Months Ended March 31, 2020
	Wireless	Telco	Total	Wireless	Telco	Total
Loss from operations	$(1,537)	$(1,510)	$(3,047)	$(2,453)	$(12,226)	$(14,679)
Impairment of intangibles including goodwill	—	—		—	8,714	8,714
Depreciation and amortization expense	176	128	304	169	339	508
Stock compensation expense	107	139	246	23	65	88
Adjusted EBITDA	$(1,254)	$(1,243)	$(2,497)	$(2,261)	$(3,108)	$(5,369)

	Six Months Ended March 31, 2021			Six Months Ended March 31, 2020
	Wireless	Telco	Total	Wireless	Telco	Total
Loss from operations	$(2,642)	$(2,319)	$(4,961)	$(3,235)	$(13,207)	$(16,442)
Impairment of intangibles including goodwill	—	—	—	—	8,714	8,714
Depreciation and amortization expense	328	257	585	315	640	955
Stock compensation expense	247	314	561	32	74	106
Adjusted EBITDA	$(2,067)	$(1,748)	$(3,815)	$(2,888)	$(3,779)	$(6,667)